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                                                                  Exhibit (d21)

                            MONEY MANAGER AGREEMENT

         This Agreement is between the TIFF Investment Program, Inc. ("TIP"), a Maryland Corporation, for its TIFF Multi-Asset Fund, and such other of its Funds as TIP and the Manager (as defined below) may agree upon from time to time (the "Fund"), and KG Redding, LLC, a registered investment adviser under the Investment Advisers Act of 1940 (the "Manager") and is effective as of November 16, 2007 (the "Effective Date").

                                    RECITALS

         TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         The Fund wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

         The parties therefore agree as follows:

1.       MANAGED ASSETS

         The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the "Managed Assets." The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.       APPOINTMENT AND POWERS OF MANAGER; INVESTMENT APPROACH

         (a) Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

         (b) Powers. Subject to the supervision of the board of directors of TIP and subject to the supervision of TIFF Advisory Services, Inc. ("TAS") as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). The Fund grants the Manager authority to:

         (i) acquire (by purchase, exchange, subscription, or otherwise), to hold, and to dispose of (by sale, exchange, or otherwise) securities and other investments;

         (ii) determine what portion of the Managed Assets will be held uninvested; and

         (iii) enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by Manager of its duties hereunder.

         (c) Power of Attorney. To enable the Manager to exercise fully discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

         (d) Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

         (e) Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

         (f) Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.       REQUIREMENTS; DUTIES

         (a) Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the "Requirements"):

         (i) the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

         (ii) TIP's Registration Statement under the 1940 Act and the Securities Act of 1933 on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the "Registration Statement");

         (iii) the Manager's Investment Guidelines (appended to this Agreement as Exhibit B), which may be amended from time to time through mutual agreement by TAS and the Manager;

         (iv) written instructions and directions of the board of directors of TIP; and

         (v)    written instructions and directions of TAS.

         (b) Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such
Requirements: (i) to the extent that such compliance is within the Manager's Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund may reasonably specify to effect compliance.

         (c) Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

4.       RECORDKEEPING AND REPORTING

         (a) Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

         (b) Reports to Custodian. The Manager shall provide to the Fund's custodian (the "Custodian") and to Fund, on each business day, information relating to all transactions concerning the Managed Assets.

         (c) Other Reports. The Manager shall render to the board of directors of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.       PURCHASE AND SALE OF SECURITIES

         (a) Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. In Manager's selection of such brokers, Manager may take into consideration the broker's commission rates or principal spreads, research capabilities, executions, reliability, efficiency and other factors. In addition, subject to the approval of TAS and compliance with
Section 28(e) of the Securities Exchange Act of 1934, as amended, in evaluating the best overall terms available, the Manager may consider the brokerage and research services provided to the Fund and to the Manager. The Fund shall be responsible for all brokerage fees and costs. Neither the Manager nor any of its officers, employees, or any of its "affiliated persons", as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.

         (b) Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of Fund as well as other advisory funds of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other funds.

         (c) The Custodian. All Managed Assets, including cash and equivalents, shall be held by the Custodian. The Manager shall not be liable to the Fund for any action or omission of Custodian; provided, however, that where the Custodian's act or omission is required by, and taken in reliance upon, improper instructions given to the Custodian by a properly authorized representative of the Manager, the Manager shall be liable for the act or omissions of the Manager. "Properly authorized" shall mean those representatives of the Manager who are authorized, pursuant to the Fund's custody agreement with the Custodian, to give instructions to the Custodian under such custody agreement. The Fund agrees to be responsible for any custodial fees.

6.       MANAGEMENT FEES; EXPENSES

         (a) Management Fees. Exhibit A attached hereto sets out the fees to be paid by the Fund to the Manager by the tenth business day of the following month in connection with this Agreement. The applicable fee rate will be applied to the average daily net assets (gross of expenses except custodian transaction charges) of the Managed Assets, computed as described in the Fund's Registration Statement, pursuant to this Agreement.

         (b) Expenses. The Manager shall furnish at its own expense all office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Manager shall not have responsibility for calculating the Net Asset Value of the Fund's portfolio, but must daily review the pricing of the Managed Assets. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.       NON-EXCLUSIVITY OF SERVICES

         The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager's other funds, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another fund. Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager's affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund.

8.       LIABILITY

         The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement. The Fund agrees to indemnify and hold the Manager harmless against all damages, costs and expenses, including reasonable attorney's fees, incurred by it in the course of any threatened or actual litigation, arbitrations or administrative proceedings brought by a shareholder, beneficiary, governmental agency or any other person pertaining to the Managed Assets or otherwise relating to this Agreement; provided, however, that the Fund shall not be liable in any such case to the extent that, in the final judgment of a court of competent jurisdiction, it is adjudicated that (i) the Manager's action or omission was not prudent or otherwise violated the provisions of this Agreement or applicable law, or (ii) the Manager's action or omission constituted willful misfeasance, bad faith, or gross negligence with respect to, or reckless disregard of, the Manager's obligations and duties under this Agreement.

9.       REPRESENTATIONS AND UNDERTAKINGS

         (a) The Manager hereby confirms to the Fund that the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

         (b) The Manager represents that it complies in all material respects with all applicable laws, both federal and state.

         (c) TIP hereby confirms to the Manager that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

         (d) TIP acknowledges receipt of the Manager's Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

         (e) TIP represents that TIP and the Fund are in material compliance with all applicable state and federal securities laws and regulations.

         (f) To facilitate the Manager's fulfillment of its obligations under this Agreement, TIP undertakes the following:

         (i) TIP will promptly provide the Manager with amendments or supplements, if any, to TIP's prospectus or Statement of Additional Information applicable to the Managed Assets;

         (ii) TIP will promptly notify the Manager expressly in writing of changes, if any, in the fundamental and non-fundamental investment policies of the Managed Assets; and

         (iii) TIP will promptly provide the Manager with guidelines and procedures, if any, applicable to the Manager or the Managed Assets adopted from time to time by the board of directors of TIP and will promptly provide the Manager copies of any amendments thereto.

10.      TERM

         This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of directors of TIP or by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), or (b) by the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

         This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.      AMENDMENT

         Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund.

12.      NOTICES

         Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by fax or three days after mailing registered mail postage prepaid as follows:

Fund:      TIFF Investment Program, Inc.
           c/o TIFF Advisory Services, Inc.
           Four Tower Bridge
           200 Barr Harbor Drive, Suite 100
           W. Conshohocken, PA  19428
           Fax:  610.648.8080

Manager:   KG Redding, LLC
           71 South Wacker Drive
           Suite 3400
           Chicago, IL  60606-2841
           Fax:  312.377.8299

         Each party may change its address by giving notice as herein required.

13.      SOLE INSTRUMENT

         This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.      APPLICABLE LAW

         This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.


On behalf of the Fund by the                KG Redding, LLC
TIFF Investment Program, Inc.


/s/ Richelle S. Maestro                     /s/ Kim G. Redding
----------------------------------          ----------------------------------
Signature                                   Signature


Richelle S. Maestro / VP                    Kim G. Redding, CEO
----------------------------------          ----------------------------------
Print Name/Title                            Print Name/Title
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                                  EXHIBIT A TO
                        MONEY MANAGER AGREEMENT BETWEEN
                   KG REDDING, LLC AND TIFF MULTI-ASSET FUND

                                FEE CALCULATION

COMPENSATION*

         As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a monthly fee according to the following formula:

         100 bps + 0.20 x (Excess Return - 250 bps); floor = 50 bps, cap = 250 bps

FEE SCHEDULE*

         The Manager will earn a fee equal to 1/12 of the formula set forth in "Compensation" above based on (i) the previous 12 calendar months' (starting on the first day and ending on the last day in such 12-month period) excess performance times (ii) the average daily assets for the previous 12 months (such average to be calculated with respect to the 12-month period that begins 1 day prior to the first day, and ends 1 day prior to the last day, of the 12-month period described in clause (i)).

         *This new Agreement has been entered into following a termination resulting from an assignment of the previous agreement between the parties, dated as of June 10, 2003, as amended March 10, 2004, and shall not be considered an early termination under the provisions of the previous agreement. The compensation and fee schedule that were in effect at the time of the termination of the previous agreement and the compensation and fee schedule set forth herein are identical, and the fees payable to the Manager hereunder shall be calculated using the applicable measuring periods as though there was no termination.

CERTAIN DEFINED TERMS

         "Excess Return" shall mean the return of the Manager that exceeds the return of the benchmark.

         "Managed Assets" shall mean the portion of the Fund's assets allocated to the Manager.

EARLY TERMINATION

         If the Manager ceases to render services hereunder at any time, the Manager shall be entitled to a fee for services rendered hereunder for the period for which it has not yet received compensation equal to 50 bps (if termination is by the Manager) or 75 bps (if termination is by the Fund) based on the average daily Managed Assets for the period, on or about the tenth day of the month following the month in which the Manager ceased to render services.
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                                  EXHIBIT B TO
                        MONEY MANAGER AGREEMENT BETWEEN
                   KG REDDING, LLC AND TIFF MULTI-ASSET FUND

                        MANAGER'S INVESTMENT GUIDELINES

Investments for the Managed Assets will be concentrated primarily in real estate related securities, including securities of companies whose principal activities include development, ownership, construction, management or sale of real estate in the United States or Canada. It is currently anticipated that Manager will invest the Managed Assets primarily in shares of real estate investment trust ("REITs"). REITs are generally classified as Equity REITs, Mortgage REITs and Hybrid REITs. Equity REITs generally invest the majority of their assets in real property and derive their income primarily from rents. Mortgage REITs generally invest the majority of their assets in loans secured by real estate and derive their income primarily from interest payments. Hybrid REITs generally combine the characteristics of Equity and Mortgage REITs. Manager intends to invest primarily in Equity REITs. Manager may invest from time to time in: (i) Mortgage or Hybrid REITs; and (ii) other real estate industry companies.

Manager shall have sole and complete discretion over the investment and reinvestment of the Managed Assets from time to time; provided, however, that not more than 15% of the Managed Assets (determined based upon market values at the time of purchase) shall be invested in securities of any one issuer and not more than 10% of the Managed Assets (determined based upon market values at the time of purchase) shall be invested in cash or cash equivalents.

If, at any time after the purchase of securities, the Fund is not in compliance with the foregoing restrictions due to fluctuating market values, subsequent transactions, or any other cause, Manager shall, as soon as reasonably practicable and prudent, rebalance the Managed Assets to bring the same into compliance with such restrictions. There will be no sector limitations within the real estate securities market.